EXHIBIT 99.1

Contact:	Jeffrey M. O’Connell
Phone:	(770) 645-4800

BWAY HOLDING COMPANY ANNOUNCES CLOSURE OF ITS

FRANKLIN PARK, ILLINOIS PLANT

Atlanta, GA, March 7, 2008 – BWAY Holding Company (NYSE: BWY), a leading North American supplier of general line rigid containers, today announced that it intends to close its Franklin Park, Illinois metal packaging manufacturing facility by October 31, 2008 as part of its continuing efforts to improve asset utilization and operating margins.

One of the Company’s ten U.S. metal packaging segment operating facilities, the Franklin Park material center facility engages in cutting, coating and printing of metal for the Company’s metal can assembly operations as well as for outside customers. All production from this facility will be shifted to other of the Company’s material center operations with existing capacity – primarily Cincinnati, OH and Trenton, NJ. The plant closure is expected to result in greater production efficiencies, better utilization of working capital and significant cost savings.

Kenneth Roessler, President and Chief Executive Officer, stated, “While this is a difficult decision given the employee impact, plant rationalizations are a key component of BWAY’s productivity improvement initiatives. Our metal packaging markets are mature, and as we continue to improve productivity within our plants we simply do not need as many operating facilities. This rationalization initiative is being taken to enhance the Company’s longer-term cost position.”

The Company expects to realize $3.0 million in annual pre-tax savings from the facility closure, beginning in fiscal 2009. Restructuring charges (pre-tax) associated with the closure are estimated at $6.8 million, of which $4.3 million is expected to be recognized in fiscal 2008, and the remaining $2.5 million in fiscal 2009. In addition, we expect to record additional depreciation expense in the remainder of fiscal 2008 of approximately $2.0 million related to the shortened expected useful lives of certain assets, primarily machinery and equipment that will be dismantled and permanently taken out of service.

The Company expects to make capital expenditures of approximately $0.9 million in fiscal 2008 and $0.8 million in fiscal 2009 related to rebuilding and installing certain assets from the Franklin Park facility that will be relocated and used at other of the Company’s facilities. Total cash costs related to the plant closure, net of income tax benefits and including capital expenditures, are estimated at $5.8 million. Of this amount, an estimated $1.6 million is expected to be expended in fiscal 2008, which the Company expects to offset with working capital reductions resulting from the plant closure.

The Company will file a Form 8-K associated with this announced plant closure.

About BWAY Holding Company

BWAY Holding Company is a leading North American manufacturer of general line rigid metal and plastic containers. The Company currently operates 22 plants throughout the United States and Canada serving industry leading customers on a national basis.

Cautionary Note Regarding Forward-Looking Statement

This document contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. You should not place reliance on these statements. Forward-looking statements include information concerning our liquidity and our possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. As you read and consider this document, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Many factors could affect our actual financial results and could cause actual results to differ materially from those expressed in the forward-looking statements. Some important factors include competitive risk from other container manufacturers or self-manufacture by customers, termination of our customer contracts, loss or reduction of business from key customers, dependence on key personnel, changes in steel, resin, other raw material and energy costs or availability, product liability or product recall costs, lead pigment and lead paint litigation, increased consolidation in our end markets, consolidation of key suppliers, deceleration of growth in our end markets, increased use of alternative packaging, labor unrest, equipment malfunctions, environmental, health and safety costs, management’s inability to evaluate and selectively pursue acquisitions, fluctuation of our quarterly operating results, an increase in interest rates, inability to repay or refinance the senior subordinated notes, restrictions in our debt agreements, fluctuations of the Canadian dollar, and the other factors discussed in our filings with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking statements contained in this document might not prove to be accurate and you should not place undue reliance upon them. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.